BofI Holding, Inc. Announces Record Second Quarter Net Income, Up 45.3%

SAN DIEGO, CA – (MARKETWIRED) – January 28, 2016 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the second fiscal quarter ended December 31, 2015. Net income was a record $28.1 million, an increase of 45.3% over net income of $19.4 million for the quarter ended December 31, 2014. Earnings attributable to BofI’s common stockholders were $28.1 million or $0.44 per diluted share for the second quarter of fiscal 2016, an increase of 45.5% from $19.3 million or $0.32 per diluted share for the second quarter ended December 31, 2014.
Adjusted earnings, a non-GAAP measure, which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 43.1% to $27.7 million for the quarter ended December 31, 2015 compared to $19.4 million for the quarter ended December 31, 2014.

Second Quarter Fiscal 2016 Financial Summary:

	Three Months Ended December 31,
(Dollars in thousands, except per share data)	Q2 Fiscal 2016	Q2 Fiscal 2015	% Change
Net interest income	$63,171	$48,111	31.3%
Non-interest income	$16,220	$6,697	142.2%
Net income	$28,149	$19,372	45.3%
Adjusted Earnings[1]	$27,735	$19,386	43.1%
Net income attributable to common stockholders	$28,071	$19,294	45.5%
Diluted EPS[2]	$0.44	$0.32	37.5%

1 See “Use of Non-GAAP Financial Measures”
2 Per share amounts have been retroactively restated for all prior periods presented to reflect the four-for-one forward split of the Company’s common stock effected in the form of a stock dividend that was distributed on November 17, 2015

For the six months ended December 31, 2015, net income was a record $53.7 million, an increase of 44.2% over net income of $37.2 million for the six months ended December 31, 2014. Earnings attributable to BofI’s common stockholders were $53.5 million or $0.84 per diluted share for the six months ended December 31, 2015, an increase of 44.4% from $37.1 million or $0.62 per diluted share for the six months ended December 31, 2014. Record earnings for the quarter and for the six months ended December 31, 2015 were primarily the result of growth in both the Bank’s loan portfolio and its fee income businesses.

“Our strong performance reflects the resilience of our business model and the focus of our employees,” stated Greg Garrabrants, President and Chief Executive Officer. Mr. Garrabrants continued, “Growth in our jumbo single family lending business was augmented by acceleration in two newer lines of business – small balance commercial real estate and C&I lending. We see tremendous opportunities to expand geographically and to adjacent market segments in both of these businesses as we further refine our data analytics and distribution capabilities. With a well collateralized loan portfolio and no exposure to oil and gas industry lending, our credit performance remains strong. Our net interest margin improved this quarter to 4.10%, at the high end of our guidance. We completed a successful first full quarter of our strategic partnership with H&R Block, adding high margin fee income. With a strong balance sheet, a highly profitable and scalable core business and investments in new initiatives, we are well positioned for continued growth.”

Other Highlights:

•	Total assets reached $6,662.2 million, up $1,467.5 million or 28.2% compared to December 31, 2014

•	Loan portfolio grew by $1,341.6 million or 31.2% compared to December 31, 2014

•	Loan originations for the three months ended December 31, 2015 were $1,623.1 million, up 50.4% compared to the quarter ended December 31, 2014

•	Deposits grew by $1,194.6 million, or 29.8% compared to December 31, 2014

•	Asset quality remains strong with total non-performing assets of 0.40% of total assets and non-performing loans equal to 0.46% of total loans at December 31, 2015

•	Return on average common stockholders’ equity was 18.81% compared to 19.08% for the three months ended December 31, 2014

•	Tangible book value increased to $9.60 per share, up $2.20 per share compared to December 31, 2014
Second Quarter Fiscal 2016 Income Statement Summary
During the quarter ended December 31, 2015, BofI earned $28.1 million or $0.44 per diluted share compared to $19.4 million, or $0.32 per diluted share for the quarter ended December 31, 2014. Net interest income increased $15.1 million or 31.3% for the quarter ended December 31, 2015 compared to December 31, 2014. Average earning assets grew year over year by $1,155.2 million and our net interest margin was 4.10% compared to 3.85% for the quarters ended December 31, 2015 and 2014, respectively. The increases were primarily the result of growth in our loan portfolio, a net increase in the average yield earned on our assets and a net decrease in the average funding rate of our liabilities.
The loan loss provision was $3.4 million for the quarter ended December 31, 2015 compared to $2.9 million for the quarter ended December 31, 2014. The increase was primarily due to growth in the loan portfolio and a change in the loan mix during the quarter ended December 31, 2015.
For the second quarter ended December 31, 2015, non-interest income was $16.2 million compared to $6.7 million for the three months ended December 31, 2014. The increase year over year was the result of an increase in banking service fees and other income of $4.7 million, primarily due to H&R Block-branded products and service fee income and an increase in gain on sale - other of $4.5 million, primarily from sales of structured settlements and H&R Block-branded products.
Non-interest expense or operating costs increased $8.5 million to $27.4 million for the quarter ended December 31, 2015 from $18.9 million for the three months ended December 31, 2014. The increase was mainly a result of an increase in compensation expense of $5.7 million related to staffing added since December 31, 2014, an increase in data processing and internet expense of $0.6 million and an increase of $1.0 million in other general and administrative costs partially to support new H&R Block-branded products and services. The increases in staffing and data processing and internet expense were incurred to support the growth of the Bank’s operations.
Balance Sheet Summary
BofI’s total assets increased $838.5 million, or 14.4%, to $6,662.2 million, as of December 31, 2015, up from $5,823.7 million at June 30, 2015. The loan portfolio increased $716.7 million on a net basis, primarily from portfolio loan originations and purchases of $1,816.4 million less principal repayments and other adjustments of $1,099.7 million. Loans held for sale decreased $13.2 million. Investment securities increased $55.3 million primarily due to purchases. Total liabilities increased by $758.7 million, or 14.3%, to $6,048.9 million at December 31, 2015, up from $5,290.2 million at June 30, 2015. The increase in total liabilities resulted primarily from growth in deposits of $748.1 million. Stockholders’ equity increased by $79.8 million, or 15.0%, to $613.3 million at December 31, 2015 from $533.5 million at June 30, 2015. The increase was primarily the result of $53.7 million in net income and sale of common stock of $21.1 million, net of commissions and fees.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.34% at December 31, 2015.

Conference Call
A conference call and webcast will be held on Thursday, January 28, 2016 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-438-5519, passcode 4879877. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI’s website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BOFI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $6.7 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings. Adjusted earnings, previously labeled as “core earnings,” exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI’s core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to adjusted earnings:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Dollars in thousands)	2015	2014	2015	2014
Net income	$28,149	$19,372	$53,650	$37,213
Realized securities losses (gains)	(933)	(587)	(933)	(587)
Unrealized securities losses (gains)	219	610	267	1,700
Tax (provision) benefit	300	(9)	278	(457)
Adjusted earnings	$27,735	$19,386	$53,262	$37,869

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation recently filed against the Company, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

(Dollars in thousands)	December 31, 2015	June 30, 2015
Selected Balance Sheet Data:
Total assets	$6,662,215	$5,823,719
Loans—net of allowance for loan losses	5,645,272	4,928,618
Loans held for sale, at fair value	24,730	25,430
Loans held for sale, lower of cost or fair value	65,429	77,891
Allowance for loan losses	35,071	28,327
Securities—trading	7,706	7,832
Securities—available-for-sale	228,389	163,361
Securities—held-to-maturity	215,963	225,555
Total deposits	5,199,966	4,451,917
Securities sold under agreements to repurchase	35,000	35,000
Advances from the FHLB	758,000	753,000
Subordinated debentures	5,155	5,155
Total stockholders’ equity	613,330	533,526

Capital Ratios:
Equity to assets at end of period	9.21%	9.16%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	9.75%	9.59%
Common equity tier 1 capital (to risk-weighted assets)	14.86%	14.98%
Tier 1 capital (to risk-weighted assets)	14.98%	15.12%
Total capital (to risk-weighted assets)	15.83%	15.91%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.34%	9.25%
Common equity tier 1 capital (to risk-weighted assets)	14.36%	14.58%
Tier 1 capital (to risk-weighted assets)	14.36%	14.58%
Total capital (to risk-weighted assets)	15.20%	15.38%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Selected Income Statement Data:
Interest and dividend income	$75,935	$59,081	$147,164	$113,886
Interest expense	12,764	10,970	24,865	20,900
Net interest income	63,171	48,111	122,299	92,986
Provision for loan losses	3,400	2,900	5,800	5,400
Net interest income after provision for loan losses	59,771	45,211	116,499	87,586
Non-interest income	16,220	6,697	26,009	11,946
Non-interest expense	27,445	18,937	50,363	36,383
Income before income tax expense	48,546	32,971	92,145	63,149
Income tax expense	20,397	13,599	38,495	25,936
Net income	$28,149	$19,372	$53,650	$37,213
Net income attributable to common stock	$28,071	$19,294	$53,495	$37,058

Per Share Data:
Net income:
Basic[1]	$0.44	$0.32	$0.84	$0.62
Diluted[1]	$0.44	$0.32	$0.84	$0.62
Book value per common share[1]	$9.65	$7.41	$9.65	$7.41
Tangible book value per common share[1]	$9.60	$7.40	$9.60	$7.40

Weighted average number of shares outstanding:
Basic[1]	64,431,333	60,819,248	64,050,839	59,983,176
Diluted[1]	64,432,656	61,054,268	64,061,821	60,218,392
Common shares outstanding at end of period[1]	63,029,161	60,087,036	63,029,161	60,087,036
Common shares issued at end of period[1]	64,142,556	61,080,390	64,142,556	61,080,390

Performance Ratios and Other Data:
Loan originations for investment	$990,948	$802,550	$1,816,020	$1,615,608
Loan originations for sale	$632,162	$276,316	$904,453	$467,946
Loan purchases	$384	$—	$384	$—
Return on average assets	1.77%	1.53%	1.73%	1.55%
Return on average common stockholders’ equity	18.81%	19.08%	18.55%	18.85%
Interest rate spread[2]	3.96%	3.72%	3.92%	3.78%
Net interest margin[3]	4.10%	3.85%	4.07%	3.91%
Efficiency ratio	34.57%	34.55%	33.96%	34.67%

Asset Quality Ratios:
Net annualized charge-offs to average loans	(0.04)%	0.02%	(0.04)%	0.03%
Non-performing loans to total loans	0.46%	0.80%	0.46%	0.80%
Non-performing assets to total assets	0.40%	0.69%	0.40%	0.69%
Allowance for loan losses to total loans at end of period	0.61%	0.53%	0.61%	0.53%
Allowance for loan losses to non-performing loans	132.45%	66.45%	132.45%	66.45%
_________________________

1.
Share and per share amounts have been retroactively restated for all prior periods presented to reflect the four-for-one forward split of the Company’s common stock effected in the form of a stock dividend that was distributed on November 17, 2015

2.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

3.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets